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                                                                     Exhibit 2.2


                             CERTIFICATE OF MERGER

                                    MERGING

                           GIANTS ACQUISITION CORP.,
                            A DELAWARE CORPORATION

                                 WITH AND INTO

                                 GO2NET, INC.,
                            A DELAWARE CORPORATION

                              __________________


     Pursuant to Section 251 of the General Corporation Law of the State of Delaware, Go2Net, Inc., a Delaware corporation ("Go2Net"), does hereby certify as follows:

     FIRST: That each of the constituent corporations, Go2Net and Giants Acquisition Corp. ("Sub"), is a corporation duly organized and existing under the laws of the State of Delaware.

     SECOND: That the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated July 26, 2000, among InfoSpace, Inc., a Delaware corporation, Sub and Go2Net, setting forth the terms and conditions of the merger of Sub with and into Go2Net (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with
Section 251 of the Delaware General Corporation Law.

     THIRD: That the name of the surviving corporation in the Merger (the "Surviving Corporation") shall be Go2Net, Inc.

     FOURTH: That the Amended and Restated Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit
                                                                         -------
A hereto.
-

     FIFTH: That an executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:


               Go2Net, Inc.
               Pier 70, 2801 Alaskan Way
               Suite 200
               Seattle, Washington 98121
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     SIXTH: That an executed copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

     SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, Go2Net has caused this Certificate of Merger to be executed by its duly authorized officer as of the 12th day of October, 2000.

                                    GO2NET, INC.

                                    By: /s/ Russell C. Horowitz
                                       ------------------------------------
                                       Russell C. Horowitz
                                       Chairman and Chief Executive Officer

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                                   EXHIBIT A
                                   ---------

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                 GO2NET, INC.



                                  ARTICLE 1.

     The name of the corporation is Go2Net, Inc. (the "Corporation").

                                  ARTICLE 2.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE 3.

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE 4.

     This Corporation is authorized to issue one class of shares to be designated "Common Stock." The total number of shares of Common Stock this Corporation shall have authority to issue is One Hundred (100) shares, with a par value of $0.001 per share.


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                                  ARTICLE 5.


     The Corporation shall have a perpetual existence.

                                  ARTICLE 6.


     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation

                                  ARTICLE 7.


     The number of directors which constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

                                  ARTICLE 8.


     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE 9.


     To the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

     The Corporation shall indemnify to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal,

                                                                             -2-
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civil, administrative or investigate, by reason of the fact that he or she or his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE 10


     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE 11


     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE 12

     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

     Any repeal or modification of any of the foregoing provisions of this
Article 12, by amendment of this Article 12 or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

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